                                                                    EXHIBIT 99.1

                                                            [PULITZER INC. LOGO]

FOR IMMEDIATE RELEASE

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125

                              PULITZER INC. REPORTS
                           2004 THIRD-QUARTER EARNINGS

      ST. LOUIS, October 19, 2004 - Pulitzer Inc. (NYSE:PTZ) today announced that third-quarter 2004 net income was $10.6 million, or $0.49 per diluted share, compared with $9.4 million, or $0.43 per diluted share, in the prior year. Net income for the first nine months of 2004 was $30.5 million, or $1.39 per diluted share, compared with $27.9 million, or $1.29 per diluted share, in the prior year.

      Third-quarter operating revenue increased 6.3 percent to $109.7 million from $103.3 million in the prior year, and operating income increased 6.4 percent to $20.4 million. Included in operating expenses is a $0.5 million cost for employment termination inducements associated with positions that will not be staffed.

      Operating revenue for the first nine months of 2004 increased 5.5 percent to $325.5 million, from $308.6 million in 2003, and operating income decreased
0.2 percent to $59.5 million.

      Results for 2004 and 2003 included investment losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally investments in new media companies and partnerships making similar investments), and employment termination inducements for positions that will not be staffed. Results for the first nine months of 2004 also included an expense of $1.5 million related to the second-quarter settlement of independent home delivery carrier litigation in St. Louis. Excluding these items from the 2004 and 2003 third-quarter and nine-month periods, third-quarter 2004 base earnings per diluted share were $0.50, compared with a similarly determined $0.44 per diluted share for the third quarter of 2003, and base earnings per diluted share for the first nine months of 2004 were $1.45, compared with $1.33 in 2003.

      "We are pleased to report strong third-quarter financial results," said Robert C. Woodworth, president and chief executive officer. "Advertising revenue increased 7.4 percent, reflecting continued strong growth in classified and preprint advertising.

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

Page Two
Pulitzer Third-Quarter Earnings

Classified advertising was up 9.7 percent for the quarter in spite of a decrease in automotive advertising due to a strike that just ended by mechanics at St. Louis-area auto dealerships. Retail revenue, including retail preprint revenue, increased 8.4 percent due to the solid performance of Local Values, our St. Louis direct mail initiative and the continued strength at Pulitzer Newspapers Inc. ("PNI").

      "The gain in classified was led by help wanted, up 11.8 percent in St. Louis and 37.4 percent at PNI. At the Tucson Newspaper Agency ("TNI"), total classified was up 11.0 percent, with help wanted up 20.1 percent."

      Woodworth continued, "Our focus on increasing local market share is the mainstay of the Pulitzer operating strategy and it continues to pay off. Local territory retail revenues were up 14.4 percent in St. Louis and 14.8 percent in Tucson. Additionally, we are especially pleased that Local Values not only continues to track according to plan but has become a significant contributor to the growth in preprint revenue.

      "PNI continues to deliver outstanding and industry-leading results thanks to ongoing and successful organic growth initiatives and strategic acquisitions. These have contributed to an increase in PNI's cash flow margin of approximately
1.0 percent over the first nine months. The recently acquired weekly publications that serve the Santa Ynez Valley are performing according to plan and are having a positive impact on our operations," Woodworth said.

FORECAST FOR 2004 (SEE NOTES)

      "We are reaffirming our guidance of full-year 2004 base earnings per fully diluted share of at least $2.10," Woodworth said.

RECONCILIATION OF BASE EARNINGS

                                              Third Quarter         First Nine Months
                                          Sept. 26,   Sept. 28,   Sept. 26,   Sept. 28,
                                            2004         2003       2004        2003
                                          ---------   ---------   ---------   ---------
DILUTED EARNINGS PER SHARE OF STOCK:
    GAAP earnings per diluted share         $0.49       $0.43       $1.39       $1.29
    Losses from certain non-operating
       Investments                           0.00        0.03        0.01        0.06
    Gain on mutual insurance company
       Interest                              0.00       (0.02)       0.00       (0.02)
    Employment termination inducements       0.01        0.00        0.01        0.00
    Non-recurring litigation settlement
       Expenses                              0.00        0.00        0.04        0.00
                                            -----       -----       -----       -----
    Base earnings per diluted share         $0.50       $0.44       $1.45       $1.33
                                            =====       =====       =====       =====

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Page Three
Pulitzer Third-Quarter Earnings

- 2004 and 2003 third-quarter results included net pretax charges of $30,000 and $1.0 million, respectively, to adjust the carrying value of certain non-operating investments. Results for third-quarter 2003 also included an $825,000 gain from the distribution of the Company's interest in a mutual insurance company. Results for the first nine months of 2004 and 2003 included net pretax charges of $72,000 and $2.1 million, respectively, to adjust the carrying value of certain non-operating investments. Results for the first nine months of 2003 also included the $825,000 gain from the distribution of the Company's interest in a mutual insurance company.

- 2004 and 2003 third-quarter results included pretax charges of $0.5 million and $0.2 million, respectively, for termination inducements for permanently eliminated positions. 2004 and 2003 nine-month results include pretax charges of $0.5 million and $0.2 million, respectively, for termination inducements for permanently eliminated positions.

- 2004 nine-month results included pretax charges of $1.5 million for non-recurring litigation settlement expenses.

DISCUSSION OF GAAP-BASIS RESULTS

THIRD QUARTER

      Operating income for the third quarter of 2004 increased 6.4 percent to $20.4 million, from $19.1 million in the prior year. Operating revenue increased
6.3 percent to $109.7 million, from $103.3 million in the third quarter of 2003.

      The 6.3 percent increase in operating revenue reflects a 7.4 percent increase in advertising revenue and a 1.3 percent increase in circulation revenue. The advertising increase results from (a) an 8.4 percent increase in retail advertising revenue, including preprints, reflecting gains from local advertisers, growth in the specialty store, grocery, and financial categories, and revenues from Local Values, the Post-Dispatch's direct mail initiative; and
(b) a 9.7 percent increase in classified, reflecting an 18.0 percent increase in recruitment advertising, a 12.4 percent increase in real estate advertising, and a 2.2 percent decrease in automotive advertising, reflecting the effects of a strike by auto dealership mechanics in St. Louis that just ended. The retail and classified advertising revenue increases were partially offset by a 7.9 percent decrease in national advertising, including national preprints, principally due to weakness in the pharmaceutical, packaged goods, and travel categories, partially offset by improvements in the telecommunication category.

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Page Four
Pulitzer Third-Quarter Earnings

      Operating expenses for the third quarter of 2004 increased 6.9 percent to $93.4 million, principally due to (a) an 8.4 percent increase in newsprint expense, reflecting a 9.2 percent price increase over the third quarter of 2003;
(b) incremental operating expenses from the 2003 and 2004 PNI newspaper acquisitions; (c) increased postage, production, and marketing expenses related to Local Values, the Post-Dispatch's direct mail initiative in St. Louis; and
(d) a $0.5 million expense related to severance cost for employment termination inducements associated with positions that will not be staffed. These increases were partially offset by reductions in our employee benefit and bad debt reserves reflecting favorable experience during the year.

      Equity in the earnings of TNI increased 25.1 percent to $4.0 million in the third quarter of 2004 from $3.2 million in the comparable period of 2003. TNI operating revenue increased 7.4 percent for the third quarter of 2004. Advertising revenue increased 9.0 percent due, principally, to strength in classified advertising revenue, primarily in the employment category, increased preprint revenue, and an increase in national advertising revenue.

      TNI operating expense increased 2.6 percent due principally to price-related increases in newsprint expense. This expense increase was partially offset by (a) third-quarter 2004 employment benefit expense reductions; and (b) the absence of severance costs paid in the third quarter of 2003.

      Third quarter interest expense, net of interest income, decreased to $3.7 million from $4.0 million in the same quarter of 2003, due to higher yields on invested funds.

      The effective tax rates for the third quarters of 2004 and 2003 were 34.9 percent and 37.1 percent, respectively, reflecting the tax preferred nature of 2004 expense reductions associated with Medicare reform legislation, and lower state tax rates associated with increased utilization of existing net operating loss carryforwards.

FIRST NINE MONTHS

      Operating income for the first nine months of 2004 decreased 0.2 percent to $59.5 million, from $59.7 million in the prior year. Operating revenue increased 5.5 percent to $325.5 million, from $308.6 million in the first nine months of 2003.

      The 5.5 percent increase in operating revenue reflects a 6.5 percent increase in advertising revenue and a 1.3 percent increase in circulation revenue. The advertising increase results from (a) a 5.9 percent increase in retail advertising revenue, including preprints, reflecting gains from local advertisers, growth in the furniture, grocery, and home improvement categories, and revenues from Local Values; and (b) a 10.8 percent increase

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Page Five
Pulitzer Third-Quarter Earnings

in classified, reflecting a 15.5 percent increase in recruitment advertising, a
14.1 percent increase in real estate advertising, and a 4.3 percent increase in automotive advertising. The retail and classified advertising revenue increases were partially offset by a 6.8 percent decrease in national advertising, principally due to weakness in the pharmaceutical, packaged goods, and travel categories.

      Operating expenses for the first nine months of 2004 increased 6.8 percent to $278.2 million, principally due to (a) a 9.2 percent increase in newsprint expense, reflecting a 9.0 percent price increase over the first nine months of 2003; (b) expenses of $1.5 million related to the settlement of independent home delivery carrier litigation in St. Louis; (c) incremental operating expenses from the 2003 and 2004 PNI newspaper acquisitions; (d) increased postage and production expenses, one-time promotion expenses, and increased marketing expense related to Local Values; and (e) severance. These increases were partially offset by reductions in our employee benefit and bad debt reserves reflecting favorable experience during the year.

      TNI operating revenue increased 3.5 percent for the first nine months of 2004. Advertising revenue increased 4.7 percent due, principally, to increased classified revenue, chiefly in the employment category, and increased preprint revenue. These increases were offset by weakness in retail and national ROP advertising revenue. TNI operating expense increased 2.6 percent due principally to increases in newsprint expense. This expense increase was partially offset by
(a) third-quarter 2004 employment benefit expense reductions; and (b) the absence of severance costs paid in the third quarter of 2003. Equity in the earnings of TNI for the first nine months of 2004 increased 5.5 percent when compared to the first nine months of 2003.

      Interest expense, net of interest income, decreased for the first nine months to $11.1 million from $12.9 million in the same period of 2003, principally due to savings from the Company's interest rate swaps and higher yields on invested funds. The effective tax rates for the first nine months of 2004 and 2003 were 35.9 percent and 37.0 percent, respectively, reflecting the tax-preferred nature of expense reductions associated with Medicare reform legislation and lower state income tax rates associated with increased utilization of existing net operating loss carryforwards.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)

DEFINITION OF COMPARABILITY

      The following discussion presents "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of our operations. Comparable revenue

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Page Six
Pulitzer Third-Quarter Earnings

and expense from continuing operations are defined as reported revenue and operating expense including Pulitzer's 50 percent share of the TNI operations, and excluding the results of newspaper acquisitions absent in the comparable period of 2003. The following table summarizes the effect of adding Pulitzer's 50 percent share of TNI operations to reported revenues and subtracting revenue and operating income associated with the Company's newspaper acquisitions absent in the comparable period of 2003:

                             RECONCILIATION OF GAAP TO COMPARABLE-BASIS RESULTS
                    --------------------------------------------------------------------
                          Third Quarter Ended                Nine Months Ended
                    ---------------------------------  ---------------------------------
                    Sept.    Sept.   Sept.    Sept.    Sept.    Sept.   Sept.    Sept.
                     26,      28,     26,      28,      26,      28,     26,      28,
                    2004     2003    2004     2003     2004     2003    2004     2003
                        Revenue      Operating Income      Revenue      Operating Income
                    ---------------  ----------------  ---------------  ----------------
                              (in millions)                      (in millions)
Pulitzer Inc. GAAP  $109.7   $103.3  $ 20.4   $ 19.1   $325.5   $308.6  $ 59.5   $ 59.7

Pulitzer 50%
Share of Tucson
Newspaper Agency*     13.4     12.5     0.0      0.0     40.8     39.4     0.0      0.0

PNI Acquisitions      (0.7)     0.0    (0.2)     0.0     (2.7)     0.0    (0.6)     0.0
                    ------   ------  ------   ------   ------   ------  ------   ------

Comparable Results  $122.4   $115.8  $ 20.2   $ 19.1   $363.6   $348.0  $ 58.9   $ 59.7
                    ======   ======  ======   ======   ======   ======  ======   ======

* GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.

THIRD QUARTER

      On a comparable basis, operating income for the third quarter of 2004 increased 5.6 percent on an operating revenue increase of 5.8 percent. Advertising revenue increased 6.9 percent, with retail revenue, including preprints, up 7.4 percent and national revenue, including national preprints, down 6.2 percent. Third-quarter classified advertising revenue increased 9.2 percent from the comparable period in 2003, as a result of an 18.1 percent increase in employment advertising, a 9.3 percent increase in real estate advertising, and a 0.2 percent decrease in automotive advertising.

      The increase in comparable employment advertising revenue resulted from increases of 11.8 percent, 36.3 percent, and 20.1 percent in St. Louis, at PNI and TNI, respectively.

      The following table provides detail for comparable advertising revenue trends by operating group for comparable periods in the prior years:

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Page Seven
Pulitzer Third-Quarter Earnings

                                                                              Full                                           Full
                          3RD QTR.  Sept.   Aug.   July   2ND QTR.  1st Qtr.  Year   4th Qtr.  3rd Qtr.  2nd Qtr.  1st Qtr.  Year
                           2004     2004    2004   2004     2004      2004    2003     2003     2003      2003      2003     2002
                          --------  -----   ----   ----   --------  --------  ----   --------  --------  --------  --------  ----
COMPARABLE ADVERTISING

St. Louis Operations        +5.3%    +1.7%  +4.6%  +9.1%    +3.6%    +3.6%    +2.4%   +7.6%     -1.4%      +5.0%    -1.9%    +0.1%

Pulitzer Newspapers,
Inc. (PNI)                 +10.1%   +12.3%  +8.8%  +8.6%   +10.3%    +7.4%    +1.2%   +3.2%     +1.8%      +1.0%    -1.6%    +3.4%
                            ----     ----    ---    ---     ----      ---      ---     ---       ---        ---      ---      ---

   Pulitzer Inc.            +6.7%    +4.6%  +5.8%  +9.0%    +5.4%    +4.6%    +2.1%   +6.4%     -0.5%      +3.9%    -1.8%    +1.0%

Tucson Newspaper
Agency (TNI)                +9.0%   +11.9%  +7.9%  +7.4%    +7.3%    -1.8%    +1.1%   +0.4%     -2.1%      +1.3%    +4.8%    -2.8%
                            ----     ----    ---    ---     ----      ---      ---     ---       ---        ---      ---      ---
   Pulitzer Inc.
   (Combined with 50%
   of TNI)                  +6.9%    +5.3%  +6.1%  +8.8%    +5.6%    +3.8%    +2.0%   +5.7%     -0.7%      +3.6%    -1.0%    +0.6%
                            ====     ====    ===    ===     ====      ===      ===     ===       ===        ===      ===      ===

      On a comparable basis, third-quarter 2004 operating expense increased 5.9 percent, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, and termination inducements for permanently eliminated positions, comparable expense increased 3.1 percent.

FIRST NINE MONTHS

      On a comparable basis, operating income for the first nine months of 2004 decreased 1.3 percent on an operating revenue increase of 4.5 percent. Operating income for the first nine months of 2004 increased 1.2 percent, exclusive of litigation settlement costs. Advertising revenue increased 5.5 percent, with retail revenue, including preprints, up 4.4 percent and national revenue, including national preprints, down 6.6 percent. Nine-month classified advertising revenue increased 9.9 percent from the comparable period in 2003, as a result of a 17.1 percent increase in employment advertising, a 9.4 percent increase in real estate advertising, and a 4.6 percent increase in automotive advertising.

      The increase in comparable employment advertising revenue resulted from increases of 9.6 percent, 33.6 percent, and 32.9 percent in St. Louis, at PNI and TNI, respectively.

      On a comparable basis, operating expense increased 5.7 percent in the first nine months of 2004, principally due to the factors discussed in the GAAP section of this release. Excluding newsprint expense, costs related to Local Values, non-recurring litigation settlement costs, and termination inducements for permanently eliminated positions, comparable expense increased 2.8 percent.

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Page Eight
Pulitzer Third-Quarter Earnings

BALANCE SHEET HIGHLIGHTS

      Cash and marketable securities increased to $209.7 million from $176.2 million at December 28, 2003. Long-term debt, net of cash, marketable securities and restricted funds was $17.8 million at September 26, 2004.

                                      # # #

      Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and, through its Pulitzer Newspapers, Inc. (PNI) subsidiary, 12 other dailies and more than 65 weekly newspapers, shoppers, and niche publications. The PNI dailies are The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; the Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wis. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 38 weekly papers and various niche publications.

      The Company's new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), employment termination inducements associated with positions that will not be staffed, and certain non-recurring items. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings," and "Base Earnings per Diluted Share."

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Page Nine
Pulitzer Third-Quarter Earnings

The Company cannot currently determine full-year 2004 investment gains and losses, if any, related to certain non-operating investments or future employment termination inducements, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance.

However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with acquisitions absent in comparable periods in 2003. "Comparable" revenues and expenses, excluding the results of acquisitions absent in the comparable period of 2003, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.

SPECIAL NOTICE:

      Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EDT today. The webcast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

                                -tables attached-
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Page Ten
Pulitzer Third-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)

                                                  Third Quarter Ended            Nine Months Ended
                                              Sept. 26,       Sept. 28,       Sept. 26,       Sept. 28,
                                                2004            2003            2004            2003
                                              ---------       ---------       ---------       ---------
OPERATING REVENUES:
   Advertising
     Retail                                   $  30,028       $  28,461       $  88,854       $  85,000
     National                                     5,588           6,411          18,689          20,768
     Classified                                  35,627          32,468         103,383          93,318
                                              ---------       ---------       ---------       ---------
       Total                                     71,243          67,340         210,926         199,086
     Preprints                                   16,633          14,488          48,017          44,023
                                              ---------       ---------       ---------       ---------
       Total advertising                         87,876          81,828         258,943         243,109
   Circulation                                   20,087          19,830          61,119          60,323
   Other                                          1,767           1,594           5,456           5,164
                                              ---------       ---------       ---------       ---------
         Total operating revenues               109,730         103,252         325,518         308,596
                                              ---------       ---------       ---------       ---------
OPERATING EXPENSES:
   Payroll and other personnel
      expenses                                   46,686          44,900         139,614         134,973
   Newsprint expense                             11,875          10,954          34,997          32,048
   Depreciation                                   4,096           3,677          11,592          11,061
   Amortization                                   1,225           1,139           3,618           3,349
   Other expenses                                29,516          26,662          88,401          79,096
                                              ---------       ---------       ---------       ---------
         Total operating expenses                93,398          87,332         278,222         260,527
                                              ---------       ---------       ---------       ---------
Equity in earnings of Tucson newspaper
   partnership                                    4,033           3,225          12,226          11,593
                                              ---------       ---------       ---------       ---------
Operating income                                 20,365          19,145          59,522          59,662

Interest income                                   1,251             872           3,518           2,729
Interest expense                                 (4,966)         (4,877)        (14,606)        (15,609)
Net gain (loss) on sale of marketable
   securities                                       (34)            455             463             513
Net loss on investments                             (30)           (163)            (72)         (1,289)
Other income                                          3              78              11              96
                                              ---------       ---------       ---------       ---------
INCOME BEFORE PROVISION FOR INCOME TAXES         16,589          15,510          48,836          46,102

PROVISION FOR INCOME TAXES                        5,785           5,748          17,524          17,077

MINORITY INTEREST IN NET
   EARNINGS OF SUBSIDIARY                           204             382             861           1,162
                                              ---------       ---------       ---------       ---------
NET INCOME                                    $  10,600       $   9,380       $  30,451       $  27,863
                                              =========       =========       =========       =========

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Page Eleven
Pulitzer Third-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)

                                       Third Quarter Ended         Nine Months Ended
                                     Sept. 26,     Sept. 28,     Sept. 26,     Sept. 28,
                                       2004           2003          2004          2003
                                     ----------    ----------    ----------    ----------
BASIC EARNINGS PER SHARE OF
   STOCK:

   Basic earnings per share          $     0.49    $     0.44    $     1.41    $     1.30
                                     ==========    ==========    ==========    ==========
   Weighted average number of
      shares outstanding                 21,601        21,414        21,577        21,381
                                     ==========    ==========    ==========    ==========
DILUTED EARNINGS PER SHARE OF
   STOCK:

   Diluted earnings per share        $     0.49    $     0.43    $     1.39    $     1.29
                                     ==========    ==========    ==========    ==========
   Weighted average number of
      shares outstanding                 21,819        21,670        21,834        21,571
                                     ==========    ==========    ==========    ==========

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

Page Twelve
Pulitzer Third-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
(Unaudited)

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2003, the Company's fiscal year began on December 30, 2002 and ended on December 28, 2003. In 2004, the Company's fiscal year began on December 29, 2003 and will end on December 26, 2004.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

New Accounting Pronouncements: In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent (as that term is defined in the Act) to Medicare Part D. FASB Staff Position 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("FSP 106-1"), which is effective for interim or annual financial statements for fiscal years which ended after December 7, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act.

The Company decided to recognize the effects of the Act on the Company's accumulated postretirement benefit obligation ("APBO") and postretirement benefit costs initially in the first quarter of 2004. The Company has concluded that it qualifies for the subsidy under the Act since the prescription drug benefits provided under the Company's postretirement healthcare plans generally require lower premiums from covered retirees and have lower deductibles than the benefits provided in Medicare Part D and, therefore, are "actuarially equivalent" to or better than the benefits provided under the Act. In addition, the Company does not anticipate any material change in the participation rate or per capita claims costs as a result of the Act.

The Company estimates that the provisions of the Act will lower the APBO by approximately $12 million which will be treated as a negative prior service cost that will be amortized beginning on March 8, 2004. This amortization will result in a $1.3 million reduction to the APBO and postretirement benefit costs in 2004, against which no income tax provision will be made in accordance with the Act. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Condensed Consolidated Statements of Income incorporate expense reductions of $0.4 million and $0.9 million for the respective third quarter and first nine month periods of 2004, against which no income tax provision has been made.

Reclassifications: Certain reclassifications have been made to the 2003 Condensed Consolidated Statements to conform to the 2004 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

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